Changes in Registrant's certifying accountant
On August 14, 2017, KPMG LLP ("KPMG") resigned, at the request of Western Asset Managed Municipals
Fund, Western Asset Emerging Markets Debt Fund,
Western Asset Short Duration Municipal Income
Fund, and Western Asset California Municipals Fund
(the "Funds"), as the independent registered public accounting firm to the Funds. The Audit Committee of the Funds' Board of Trustees participated in, and approved, the decision to change the independent registered public accounting firm. KPMG's reports on the Funds' financial statements for the fiscal periods ended February 28, 2017 (all Funds), October 31,
2016 (Western Asset Short Duration Municipal
Income Fund), February 29, 2016 (Western Asset
Managed Municipals Fund, Western Asset Emerging
Markets Debt Fund, Western Asset California
Municipals Fund) and October 31, 2015 (Western
Asset Short Duration Municipal Income Fund) contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.
During the Funds' fiscal periods ended February 28, 2017 (all Funds), October 31, 2016 (Western Asset
Short Duration Municipal Income Fund), February
29, 2016 (Western Asset Managed Municipals Fund,
Western Asset Emerging Markets Debt Fund,
Western Asset California Municipals Fund) and
October 31, 2015 (Western Asset Short Duration
Municipal Income Fund) and the subsequent interim period through August 14, 2017, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds' financial statements for such periods, and
(ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Funds' Board of Trustees approved the engagement of
PricewaterhouseCoopers LLP ("PwC") as the Funds' independent registered public accounting firm for the fiscal year ending February 28, 2018. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Funds or the Board of Trustees with the performance of the Funds' prior independent registered public accounting firm,
KPMG. During the Funds' fiscal periods ended
February 28, 2017 (all Funds), October 31, 2016
(Western Asset Short Duration Municipal Income
Fund), February 29, 2016 (Western Asset Managed
Municipals Fund, Western Asset Emerging Markets
Debt Fund, Western Asset California Municipals
Fund) and October 31, 2015 (Western Asset Short
Duration Municipal Income Fund) and the
subsequent interim period through August 14, 2017, neither the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(v) of said Item 304).

The Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange
Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG to the Securities and Exchange Commission is filed as an exhibit hereto.